Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America First Quarter 2011 Earnings per Share of $0.29 Increase by 31.8% over First Quarter 2010

SPARTANBURG, S.C., April 27, 2011 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter ended March 31, 2011.

Highlights of Quarter ended March 31, 2011:

•                  Diluted earnings per share for the quarter increased 31.8% over the same period in the prior year to $0.29.

•                  Net Income increased 33.2% over the same quarter in the prior year to $18.0 million.

•                  Income before income taxes for the quarter increased 31.4% to $31.6 million.

•                  Center gross profit for the quarter increased 13.1% to $48.4 million.

•                  Revenues for the quarter were $144.1 million.

Commenting on the results for the First Quarter of 2011, Advance America’s President and Chief Executive Officer, Patrick O’Shaughnessy said, “Advance America has started 2011 with a solid first quarter. Despite fewer centers, our revenues for the quarter remained consistent, while our ongoing focus on operating more efficiently has resulted in strong bottom-line results for our stakeholders. We believe these results are evidence that we offer a valuable and trusted option for hardworking families, and that our efforts to understand and respond to their varying needs and circumstances are succeeding. Although the economic environment remains challenging, we continue to see a steady demand for reliable and regulated short-term credit and are confident that this trend will continue well into the future.”

Revenues

For the quarter ended March 31, 2011, total revenues decreased slightly to $144.1 million, compared to $144.4 million for the same period in 2010.

These comparisons include the results of operations in Colorado, Kentucky, South Carolina, and Virginia, where regulatory changes have reduced the Company’s revenue and profitability, and Arizona, where the Company ceased operations in the third quarter of 2010. Revenues in these five states were $13.3 million for the quarter ended March 31, 2011, compared to $21.8 million for the same period in 2010. Excluding centers in those states, total revenues for the quarter ended March 31, 2011, increased by 6.7%, compared to the same period in 2010.

For the quarter ended March 31, 2011, total revenues for the Company’s centers opened prior to January 1, 2010 and still open as of March 31, 2011 increased 5.9% compared to the same period in 2010.

Excluding centers in Colorado, Kentucky, South Carolina, and Virginia, total revenues from the Company’s centers opened prior to January 1, 2010 and still open as of March 31, 2011 increased 13.9% for the quarter ended March 31, 2011, compared to the same period in 2010.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of total revenues for the quarter ended March 31, 2011 was 9.6%, compared to 8.8% for the same period in 2010. The Company received proceeds from the sale of previously written-off receivables during the first quarter of 2011 of approximately $7,000 compared with $0.5 million during the same period in 2010.

Expenses and Center Gross Profit

For the quarter ended March 31, 2011, the Company’s advertising expense was $3.2 million, or 2.2% of total revenues, compared to $3.6 million, or 2.5% of total revenues, for the same period in 2010.

Center expenses for the quarter ended March 31, 2011 were $95.7 million, compared to $101.6 for the same period in 2010.  Reduction in center expenses is primarily due to the Company’s consolidation of certain centers during 2010.

Center gross profit was $48.4 million for the quarter ended March 31, 2011, compared to $42.8 million for the quarter ended March 31, 2010, an increase of 13.1%.

For the quarter ended March 31, 2011, general and administrative expenses were $15.1 million compared to $16.6 million for the same period in 2010. This reduction was primarily due to lower legal expenses during the quarter ended March 31, 2011.

Center Closings and Openings

During the quarter ended March 31, 2011, the Company closed or consolidated 10 centers in four different states.  The Company had approximately $0.2 million of center closing costs during the quarter ended March 31, 2011, compared to $1.8 million during the same period in 2010. Closing costs include severance, center tear-down costs, lease termination costs, and the write-down of fixed assets.   The Company opened a total of five centers during the quarter ended March 31, 2011; two in the United States and three in the United Kingdom.

As of March 31, 2011, the Company had an operating network of 2,347 centers and 56 limited licensees in 30 states, the United Kingdom, and Canada.

Income before Income Taxes

Income before income taxes for the quarter ended March 31, 2011 increased to $31.6 million, compared to $24.1 million for the same period in 2010.

Income Tax Rate

The effective income tax rate as a percentage of income before income taxes was 43.2% and 44.0% for the three months ended March 31, 2011 and 2010, respectively.

Net Income and Earnings per Share

Net income for the quarter ended March 31, 2011 was $18.0 million, compared to $13.5 million for the same period in 2010.

For the quarter ended March 31, 2011, diluted earnings per share were $0.29, compared to diluted earnings per share of $0.22 for the same period in 2010.

Quarterly Dividend

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s 26th consecutive quarterly dividend, will be payable on June 3, 2011 to stockholders of record as of May 24, 2011.

Since its initial public offering in December 2004, the Company has returned approximately $392.4 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends.

Conference Call

The Company will discuss the results on a conference call Thursday, April 28, 2011 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (877) 303-6168. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamerica.net.  An audio replay of the call will be available online or by telephone at (800) 642-1687 (replay pass code: 57880007) until May 11, 2011.

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About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of non-bank cash advance services, with approximately 2,350 centers and 56 limited licensees in 30 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance (including, but not limited to, the Company’s ability to execute its long-term strategy and to manage operational efficiencies across its national footprint), our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 a copy of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net

Interim Unaudited Consolidated Statements of Income

Three Months Ended March 31, 2010 and 2011

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2011

Total Revenues	$144,398	$144,066

Center Expenses:
Salaries and related payroll costs	47,585	46,328
Provision for doubtful accounts	12,734	13,823
Occupancy costs	23,472	20,610
Center depreciation expense	2,696	2,110
Advertising expense	3,635	3,222
Other center expenses	11,511	9,621
Total center expenses	101,633	95,714
Center gross profit	42,765	48,352

Corporate and Other Expenses (Income):
General and administrative expenses	16,641	15,065
Legal settlements	38	—
Corporate depreciation and amortization expense	690	619
Interest expense	1,177	1,049
Interest income	(13)	(6)
(Gain)/loss on disposal of property and equipment	168	6
Income before income taxes	24,064	31,619
Income tax expense	10,577	13,658
Net income	$13,487	$17,961

Net income per common share - basic	$0.22	$0.29
Weighted average number of shares outstanding - basic	60,969	61,260

Net income per common share - diluted	$0.22	$0.29
Weighted average number of shares outstanding - diluted	61,664	61,656

Consolidated Balance Sheets

December 31, 2010 and March 31, 2011

(in thousands, except per share data)

	December 31,	March 31,
	2010	2011
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$26,948	$17,721
Advances and fees receivable, net	205,207	168,468
Deferred income taxes	18,615	18,615
Other current assets	19,869	21,851
Total current assets	270,639	226,655
Restricted cash	3,752	3,719
Property and equipment, net	25,054	23,956
Goodwill	126,914	127,058
Customer lists and relationships,net	2,282	2,083
Other assets	3,011	2,943
Total assets	$431,652	$386,414

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,554	$11,973
Accrued liabilities	37,939	27,897
Income tax payable	42	—
Accrual for third-party lender losses	5,420	4,034
Current portion of long-term debt	767	650
Total current liabilities	56,722	44,554
Revolving credit facility	111,930	65,305
Long-term debt	3,600	3,465
Deferred income taxes	23,148	23,148
Deferred revenue	890	504
Other liabilities	321	57
Total liabilities	196,611	137,033

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 62,148 shares outstanding at December 31, 2010; 96,821 shares issued and 62,313 shares outstanding at March 31, 2011	968	968
Paid in capital	290,753	287,707
Retained earnings	203,001	217,141
Accumulated other comprehensive loss	(1,885)	(1,442)
Common stock in treasury (34,673 shares at cost at December 31, 2010; 34,508 shares at cost at March 31, 2011)	(257,796)	(254,993)
Total stockholders’ equity	235,041	249,381
Total liabilities and stockholders’ equity	$431,652	$386,414